                                  FORM OF PROXY

                    American Century Short-Term Treasury Fund
             (A Series of American Century Government Income Trust)
               SPECIAL MEETING OF SHAREHOLDERS - November 16, 2001

This Proxy is solicited on behalf of the Board of Trustees of American Century
Government Income Trust and relates to a proposal that applies to the American
Century Short-Term Treasury Fund. By signing below, I (we) appoint as proxies
Charles A. Etherington, Charles C.S. Park, Janet Nash, Brian Brogan, and Otis
Cowan and each of them (with power of substitution) to vote for the undersigned all shares of common stock I (we) own in the fund. The authority I am (we are)
granting applies to the above-referenced meeting and any adjournments of that meeting, with all the power (we) would have if personally present. The shares represented by this proxy shall be deemed to grant authority to vote "FOR" all proposals relating to the Company or the series or class, as applicable.

YOUR VOTE IS IMPORTANT. Please date and sign this proxy below and either return it in the enclosed envelope to: American Century Investments, c/o Proxy
Tabulator, P.O. Box 9043, Smithtown, NY 11787-9831 or fax both sides to 1-888- .
If you prefer, you can vote online at https://vote.proxy-direct.com. This proxy will not be voted unless it is dated and signed exactly as instructed on this card.

                              VOTE VIA THE INTERNET: https://vote.proxy-direct.com
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                              CONTROL NUMBER: 999 9999 9999 999

                              If shares are held by an individual,
                              sign your name exactly as it appears
                              on this card. If shares are held
                              jointly, either party may sign, but
                              the name of the party signing should
                              conform exactly to the name shown on
                              this proxy card. If shares are held
                              by a corporation, partnership or
                              similar account, the name and the
                              capacity of the individual signing
                              the proxy card should be indicated -
                              for example: "ABC Corp.,
                              John Doe, Treasurer."

                              X
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                              Signature
                              X
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                              Signature of joint owner, if any
                              X
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                              Date

Please indicate your vote by marking the appropriate box below. Example:
The Board of Trustees recommends a vote "FOR" the proposal.

                                                                            FOR  AGAINST  ABSTAIN

1.       Approval of proposed Agreement and Plan of Reorganization          / /    / /      / /
         and all transactions necessary to implement the Agreement as described in the proxy statement.

                   PLEASE SIGN AND DATE THE FRONT OF THIS CARD